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                                                                      Exhibit 99

                                                           FOR IMMEDIATE RELEASE

                Pharmacia Completes Spin-Off of Monsanto Company

Peapack, N.J. (August 14, 2002) - Pharmacia Corporation (NYSE: PHA) today announced it had completed the spin-off of its remaining stock ownership of its agricultural subsidiary, Monsanto Company (NYSE: MON), by means of a special dividend distributed to Pharmacia shareholders on August 13, 2002 of 0.170593 Monsanto shares for each Pharmacia share.

         "Since our merger with the original Monsanto in March 2000, we have seen its agricultural business evolve into a strong, stand-alone company," said Fred Hassan, Pharmacia's chief executive officer. "The new Monsanto continues to build on its traditional business base while further developing the promise and value of agricultural biotechnology. The result of this spin-off will be a new Monsanto that can focus and build on its special strengths."

         As previously announced, the dividend generally will be tax-free to Pharmacia shareholders for U.S. federal income tax purposes except to the extent that cash is received instead of fractional shares.

         Additional information concerning the special stock dividend can be obtained on the Pharmacia website at http://www.pharmacia.com.

         Pharmacia Corporation (NYSE: PHA) is a top-tier global pharmaceutical company whose innovative medicines and other products save lives and enhance health and wellness. Pharmacia's 43,000 people work together with many diverse stakeholders to bring these benefits to people around the world, and to create new health solutions for the future. On July 15, 2002, Pharmacia and Pfizer Inc. (NYSE: PFE) announced the signing of a definitive agreement providing for Pfizer to acquire Pharmacia in a stock-for-stock transaction that is expected to close by the end of 2002.

         This press release contains forward-looking or anticipatory statements based on the information currently available and the expectations currently deemed reasonable by the Company. However, because these forward-looking statements are subject to many risks, uncertainties and changes over time, actual results may differ materially from those expressed or implied by these forward-looking statements. The Company undertakes no obligation to update any forward-looking statements as a result of new information or future developments.

Media Contact:                                                 Analyst Contact:
-------------                                                  ---------------
Paul Fitzhenry                                                 Linda C. Heller
(908) 901-8770                                                 (908) 901-8853

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